Exhibit 99.1

Nektar Therapeutics Announces Common Stock Public Offering

San Carlos, CA

March 08, 2004

Nektar Therapeutics (Nasdaq:NKTR) today announced that it has agreed to sell 9,500,000 shares of its common stock in an underwritten public offering. Nektar is offering all of the shares under its currently effective shelf registration statement. Lehman Brothers Inc. is the sole underwriter for this offering. Nektar has granted Lehman Brothers an option to purchase up to an additional 1,425,000 shares of common stock.

The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, phone (631) 254-7118 and fax (631) 254-7134.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these shares of common stock, nor shall there be any sale of these shares of common stock in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

This release contains forward-looking statements that reflect management’s current views as to Nektar Therapeutics’ business strategy, product and technology development plans and funding, collaborative arrangements, clinical trials, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Nektar Therapeutics’ reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2003. Actual results could differ materially from these forward-looking statements.